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SUBSCRIPTION AGREEMENT




between




HOSKEN CONSOLIDATED INVESTMENTS LIMITED




and



SOFTLINE LIMITED




and



THE PERSONS IDENTIFIED IN SCHEDULE 1 HERETO

























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TABLE OF CONTENTS

Page No.

        1.  INTERPRETATION              3

        2.  INTRODUCTION                7

        3.CONDITIONS PRECEDENT          7

        4.SUBSCRIPTION FOR SHARES       9

        5.  NO WARRANTIES              10

        6.BOARD OF DIRECTORS           10

        7.VOTING POOL                  10

        8.DISPOSITION OF SHARES        11

        9.FREEDOM TO DISPOSE OF
          SHARES TO MEMBERS OF THE
          SAME GROUP                   15

       10.BREACH                       17

       11.ARBITRATION                  17

       12.TRANSACTIONS INDIVISIBLE     19

       13.STATEMENT OF INTENTION       19

       14.PRESS ANNOUNCEMENTS          19

       15.MISCELLANEOUS MATTERS        20

       16.COUNTERPART                  24




















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   1.INTERPRETATION

1.1 In this agreement, unless the context clearly indicates a contrary intention, the words hereinbelow defined shall have the meanings assigned to them, and cognate expressions shall bear corresponding meanings.

1.1.1"Agreement" means this agreement;

1.1.2 "Business Day" means any day other than a Saturday, Sunday or official public holiday in the Republic of South Africa;

1.1.3"Board" means the board of directors of the Company as constituted from time to time;

1.1.4"Closing Date" means 18 November 1997, or such other date after the fulfilment of the Conditions as may be agreed upon by the Parties in writing;

1.1.5"Company" means Softline Limited, registration number 77/02304/06, a company incorporated with limited liability in accordance with the Company Laws of the Republic of South Africa;

1.1.6"Conditions" means the conditions precedent recorded in clause 3;

1.1.7"HCI" means Hosken Consolidated Investments Limited, registration number 73/07111/06, a company incorporated with limited liability in accordance with the Company Laws of the Republic of South Africa;

1.1.8"Parties" means the signatories to this agreement;

1.1.9"Renunciation Agreement" means a written agreement, to be entered into between HCI, SVI and the Company at approximately the same time as this Agreement, in terms of which SVI is to renounce in favour of HCI all its right, title and interest in and to 22 130 448 fully paid up shares in the capital of the Company which the Company has agreed to issue and allot to SVI in terms of the Share Swap Agreement;

 1.1.10"Sale Agreement" means an agreement, to be entered into between HCI and SVI at approximately the same time as this Agreement, in terms of which HCI has agreed to purchase from SVI, which has agreed to sell to HCI, 20 000 000 shares in the capital of the Company ranking pari passu in all respects with each of the other issued ordinary shares in the capital of the Company for a purchase consideration of R30 000 000,00;

 1.1.11"Shareholders" means each of the persons identified in Schedule 1 hereto.

 1.1.12"Share Swap Agreement" means a written agreement to be entered into between SVI and the Company at approximately the same time as this Agreement, in terms of which the Company has agreed to issue to SVI certain fully paid up ordinary shares in the capital of the Company in return for certain fully paid up ordinary shares in the capital of SVI;





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 1.1.13"Subscription Shares" means the 25 763 097 ordinary shares in the capital of the Company for which HCI is to subscribe in terms of clause 4 hereof;

 1.1.14"SVI" means SVI Holdings Inc.;

 1.1.15"SVI Shares" means the shares to be acquired by HCI in terms of the Sale Agreement and the Renunciation Agreement;

 1.1.16"Voting Pool Agreement" means the voting pool agreement entered into by the Shareholders in terms of which the Shareholders have regulated the voting rights attaching to their shares in the Company and their rights to dispose of those shares.

1.2  Words importing the singular shall include the plural and vice versa.

1.3 Words importing the masculine gender shall include the other genders and vice versa and natural persons shall include juristic persons and vice versa.

1.4 The headings to paragraphs of this agreement are inserted for purposes of reference only and shall not affect the interpretation of any provisions to which they relate.

1.5 In the event that any definition in this clause 1 contains substantive provisions, then such provisions shall be given effect to as if same were incorporated into the main body of this agreement.

1.6 When any number of days of prescribed in this agreement, same shall be reckoned exclusively of the first and inclusively of the last day, unless the last day falls on a Saturday, Sunday or official public holiday in South Africa in which event the last day shall be the next succeeding day which is not a Saturday, Sunday or official public holiday in South Africa.

  1.7The terms and conditions of this Agreement shall be binding upon, and shall inure for the benefit of, the Parties and their permitted assigns and successors-in-title.

   2.INTRODUCTION

2.1 Subject to the fulfilment of the Conditions, HCI wishes to acquire and subscribe for the Subscription Shares.

  2.2The purpose of this agreement is to regulate the terms and conditions upon which HCI is to acquire and subscribe for, and the Company is to allot and issue, the Subscription Shares.


   3.CONDITIONS PRECEDENT

  3.1This agreement is subject to the fulfilment of the following conditions precedent which the Parties contemplate shall occur concurrently with the consummation of this Agreement -





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3.1.1 the written approval of the Johannesburg Stock Exchange having been obtained, insofar as may be necessary, for the transaction referred to in this agreement and relevant transactions and documentation flowing therefrom;

3.1.2 the publication of a press announcement giving full details of the subscription as contemplated in paragraph 5.90 of the Johannesburg Stock Exchange Listing Requirements.

3.1.3 the conclusion of the Sale Agreement;

3.1.4 the conclusion of the Renunciation Agreement and the due fulfilment of the Conditions Precedent contained therein;

3.1.5 the Shareholders procuring the sale of 2 954 972 shares in the Company to HCI at R1,60 per share, such that after the implementation thereof, and the implementation of this Agreement, the Renunciation Agreement and the Sale Agreement, HCI will hold 25% (twenty five percent) of the issued share capital of the Company;

3.1.6 all the intended Parties agreeing to be bound by the terms of this agreement. The obligations and liabilities of Hi-Score Investment Holdings
(Pty) Ltd and Chester Industries Ltd shall be restricted to those arising from clauses 3.1.5, 7, 8 and 9 of this Agreement

  3.2 If the Conditions are not fulfilled by 18 November 1997, or by such later date as shall have been agreed to by the Parties in writing prior to that date,this agreement shall cease to be of any further force or effect and the Parties shall be restored as near as may be possible to the position in which they would have been had this agreement not been entered into. The Parties shall not have any claims against each other as a result of such non-fulfilment of the Conditions except for such claims, if any, as may result from a deliberate frustration by a Party of the fulfilment thereof.

   4.SUBSCRIPTION FOR SHARES

  4.1 At 10h00 on the Closing Date representatives of the Company and HCI shall meet at the offices of Fluxman Rabinowitz - Raphaely Weiner and at such meeting
-

4.1.1 HCI shall subscribe for the Subscription Shares and the execution of this Agreement on behalf of HCI shall be deemed sufficient application for that purpose.

4.1.2 the Subscription Shares shall be issued at a subscription price of R1,55 per share ("the Subscription Price");

4.1.3 HCI shall pay the Subscription Price to the Company against delivery of the Subscription Shares; and

4.1.4 the Company shall, against payment of the Subscription Price, allot, issue and deliver the Subscription Shares to HCI.

  4.2 Each of the Subscription Shares shall rank pari passu in all respects with each of the existing issued ordinary shares in the capital of the Company.

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5.NO WARRANTIES

It is recorded that the Shareholders do not give any warranties, express or implied, in respect of the Shares other than those expressly recorded, and applicable to each of them respectively, herein.


   6.BOARD OF DIRECTORS

The Shareholders shall procure the appointment of Larry Nestadt, Marcel Golding and John Copelyn as directors of the Board with effect from the Closing Date.


   7.VOTING POOL

7.1 On the Closing Date the Voting Pool Agreement shall be deemed to have been cancelled.

  7.2 For so long as HCI owns not less than 10 000 000 (ten million) shares in the issued capital of the Company, each of the Shareholders irrevocably undertakes in favour of HCI not to enter into any agreement or arrangement with any of the other Shareholders which will or may have the effect of regulating the voting rights attaching to their shares in the Company without the prior written consent of HCI; except as set forth in clause 6 above.

   8.DISPOSITION OF SHARES

  8.1 For so long as HCI is a shareholder in the Company neither HCI nor any of the Shareholders shall sell, transfer, pledge or otherwise dispose of all or any of their shares in the Company except in accordance with the following procedures and subject to the provisions of this clause :

8.1.1 Before transferring its shares, or any of them, in the Company (such shares being hereinafter referred to as "the Offered Shares") the party proposing to transfer the same ("the Disponer") shall give written notice by facsimile ("the Transfer Notice") that it proposes transferring the Offered Shares -

 8.1.1.1 to HCI and the Company if the Disponer is one or more of the Shareholders;

 8.1.1.2 to the Shareholders, c/o the Company if the Disponer is HCI;

     ("the Recipient");

8.1.2 the Transfer Notice shall -

8.1.2.1 in the case of Nedcor Bank Ltd specify the price which the Disponer requires for the Offered Shares which shall be expressed in South African currency, or shall be expressed to be the market price from time to time;

 8.1.2.2 in the case of any of the Shareholders specify the price which the Disponer requires for the Offered Shares which shall be expressed in South African currency; ("the Required Price");



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 8.1.2.3 specify the payment terms upon which the Disponer is prepared to sell the Offered Shares;

     and once given shall not be revocable except with the consent of the Recipient;

8.1.3 for a period of 3 (three) Business Days immediately following the receipt or deemed receipt of the Transfer Notice, HCI, if one of the Shareholders is the Disponer, or the Shareholders, if HCI is the Disponer, shall have the right and option to purchase the Offered Shares at the Required Price and on the terms and conditions specified in the Transfer Notice, which right -

 8.1.3.1 shall be exercisable by written notice to HCI, if HCI is the Disponer, or to the Company, if one of the Shareholders is the Disponer, given and received within the said period;

 8.1.3.2 shall, if duly exercised, give rise to a sale and purchase of the Offered Shares at the price and on the other terms and conditions contained in the Transfer Notice; provided that a Recipient shall have no claim or entitlement to ownership of the Offered Shares unless it shall have tendered payment in accordance with the terms of the Disponer's offer;

 8.1.3.3 shall, subject to clause 8.1.5, if not so exercised by any shareholder, lapse and fall away;

8.1.4 If HCI is the Disponer, the right and option referred to in clause 8.1.3 may be exercised by the Recipients -

 8.1.4.1 jointly by way of a single notice to the Disponer signed by all the Recipients, in which event the Recipients shall be deemed to purchase the Offered Shares pro rata to their existing shareholdings in the Company or in such other proportions, if any, as may be agreed between them in writing;

 8.1.4.2 separately, provided that in the event of competition, regardless of the fact that each of the Recipients or any of them may have purported to exercise the option in respect of all the Offered Shares or in respect of a greater proportion of the Offered Shares than that attributable to their existing shareholdings in the Company, the Recipients shall be deemed to purchase the Offered Shares in proportion to their existing shareholdings in the Company.

8.1.5 If the Offered Shares shall not be purchased in their entirety, the Disponer shall have the right, on written notice given to those Recipients who had exercised the option, to treat the option as though it had been declined if such Recipients do not give notice of their intention to purchase the remaining Offered Shares in accordance with this clause 8. Should the Disponer wish to exercise its rights in terms of this clause 8.1.5 it shall do so by giving the written notice to the relevant Recipient within 7 (seven) days after the lapse of the option;








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8.1.6 Should the said option not be exercised, or be deemed to have been declined or, should same have been exercised in part and the Disponer have exercised his election in clause 8.1.5, the Disponer shall be free at any time within 1 (one) week after the elapse of the said option period to transfer the Offered Shares, or the remaining portion thereof, as the case may be, to any person on a bona fide sale at a price not being less than the Required Price and on not more favourable terms and conditions than those contained in the Transfer Notice; provided that -

 8.1.6.1 the Recipient/s may require to be satisfied in such manner as it/they may reasonably require that the interest offered is being transferred in pursuance of a bona fide sale for the consideration stated in the Transfer Notice without any deduction, rebate or allowance whatsoever, and if not so satisfied may refuse to register the instrument of transfer; and

 8.1.6.2 if the Disponer shall have exercised his rights in terms of clause 8.1.4, he shall not be entitled to conclude a sale with a third party unless the third party agrees to purchase, and purchases, all the Offered Shares.

  8.2 For the purposes of clause 8.1, the term "transfer" shall in addition to its ordinary meaning, mean "sell, alienate or otherwise dispose of".

  8.3 The terms of this clause 8 shall cease to apply at any time that HCI owns less than 50 000 000 (fifty million) share in the issued share capital of the Company.


  9.  FREEDOM TO DISPOSE OF SHARES TO MEMBERS OF THE SAME GROUP

9.1 Subject to the remaining provisions of this clause 9 notwithstanding anything else to the contrary contained in this Agreement, a member of the Company ("Transferor Member") shall be entitled to freely dispose of its entire Shareholding (and not only a portion thereof) to any company ("the Permitted Transferee") which is a member of the same "Group" as such Transferor Member.
For the purpose of this clause 9, "Group" means -

9.1.1 any two or more companies which are subsidiaries of the same holding company or one of which is the subsidiary of the other; plus

9.1.2 such holding company, and "holding company" and "subsidiary" shall respectively have the meanings contemplated in the Companies Act No. 61 of 1973.

  9.2 No shares shall be disposed of in terms of this clause 9 unless prior to such disposal, the Permitted Transferee in writing undertakes to all the members of the Company, other than the Transferor member, to be bound by the provisions of this Agreement.










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  9.3 If a Permitted Transferee holds shares in the Company at a time when such Permitted Transferee ceases to be a subsidiary or holding company of the Transferor Member, any one or more of the other members of the Company shall be entitled at any time to require the Transferor Member in question and such Permitted Transferee to ensure that the shares held by the Permitted Transferee are transferred back to the Transferor Member or, at the election of the Transferor Member, to any subsidiary or holding company of such Transferor Member.


  10.BREACH

Should any Party ("the Breaching Party") fail to comply with any of its obligations under this agreement and persist in such failure for a period of 14 (fourteen) days after the date of receipt of written notice from any other Party ("the Innocent Party") requiring the Breaching Party to carry out the obligation in question, then and in such event the Innocent Party shall be entitled (in addition to and without prejudice to any other rights available at law) either to cancel this agreement or to enforce performance of the terms hereof, in either event without prejudice to its right to claim and recover such damages as it may be able to prove it has sustained.


  11.ARBITRATION

 11.1 Should any dispute arise between the parties in regard to -

   11.1.1 the interpretation ;

   11.1.2 the effect ;

   11.1.3 a breach;
   11.1.4 the termination of

   11.1.5 any matter arising out of the termination;

     of this agreement, that dispute shall be decided by arbitration before a single arbitrator in the manner set out in this clause 11.

 11.2 The arbitrator shall be appointed by the parties and failing agreement, shall be appointed by the President of the Arbitration Foundation of South Africa ("AFSA").

 11.3 The arbitration shall be held at Sandton in the Republic of South African in accordance with the rules of AFSA.

 11.4 The arbitration shall be held as quickly as possible after it is demanded with a view to it being completed within 90 (ninety) days after it has been so demanded.

 11.5 This clause is severable from the rest of the agreement and shall, therefore, remain in effect even if this agreement is terminated.






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 11.6 Notwithstanding the place of execution or performance of this agreement or the domicile of the parties hereto, this agreement and all modifications and amendments hereof shall be governed by and construed under and in accordance with the Laws of the Republic of South Africa.
 12.TRANSACTIONS INDIVISIBLE

All transactions and arrangements contained in or contemplated by this Agreement constitute a single and indivisible transaction.


  13.STATEMENT OF INTENTION
The Parties undertake at all times to do all such things as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement, save where any particular provision contained in this Agreement imposes upon any one or other Party the obligation (to the exclusion of the other Party) to do any act, matter or thing, in which event it shall not be the obligation of all the Parties (by the inclusion of this clause in this Agreement) to procure the doing of such act, matter or thing, but it shall only be the obligation of the Party who is specifically directed thereto.

  14.PRESS ANNOUNCEMENTS
None of the Parties shall publish to any third party the fact of or any information concerning the conclusion of this Agreement without the written consent of each of the others of them, save for any publication required by the Johannesburg Stock Exchange (and then only after full consultation with each of the other Parties) or save as required by law or to implement this Agreement.


  15.MISCELLANEOUS MATTERS

 15.1 Postal address

 15.1.1 Any written notice in connection with this agreement may be addressed -

 15.1.1.1 in the case of HCI to :
      address :P O Box 5251
     Cape Town
     8000
      telefax no :(021) 262-777
     and shall be marked for the attention of :
     John Copelyn;

 15.1.1.2 in the case of the Company to :
      address :P O Box 76182
     Wendywood, 2144
      telefax no :(011) 444-7233
     and shall be marked for the attention of :
     Ivan Epstein.






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 15.1.1.3 in the case of the Shareholders to :
      address :P O Box 76182
     Wendywood, 2144
      telefax no :(011) 444-7233
     and shall be marked for the attention of :
     Ivan Epstein.

 15.1.2 Any Party may change that Party's address or telefax number for this purpose to any other postal address or telefax number in the Republic of South Africa, on written notice to the other Parties.

 15.1.3 A notice sent to any Party at its address of telefax number provided in terms of clause 15.1.1 or clause 15.1.2 shall, unless the contrary is proved, be deemed to have been duly given :

 15.1.3.17 (seven) days after posting, if posted by registered post to the Party's address in terms of this sub-clause;

 15.1.3.2 on delivery, if delivered to the Party's physical address in terms of either this sub-clause or the next sub-clause dealing with service of legal documents;

 15.1.3.3 on despatch, if sent to the Party's then telefax number and confirmed by registered letter posted no later than the next business day.

 15.2 Address for service of legal documents

 15.2.1 The Parties choose the following addresses at which documents in legal proceedings in connection with this agreement may be served (i.e. their domicilium citandi et executandi) :

 15.2.1.1 in the case of HCI:
      address :5th Floor, 150 Rhodes Building
     St George's Mall
     Cape Town.

 15.2.1.2 in the case of the Company:
 address :Softline House
     16 Commerce Crescent
     Eastgate Ext. 13
     Sandton, 2148

   15.2.1.3 in the case of the Shareholders :
      address :c/o Ivan Epstein
     Softline House
     16 Commerce Crescent
     Eastgate Ext. 13
     Sandton, 2148.
 15.2.2 any Party may change that Party's address for this purpose to another physical address in the Republic of South Africa, by notice in writing to the other Parties.







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 15.3 Entire contract

This agreement contains the entire understanding between the Parties and all the express provisions agreed on by the Parties relating to the subject matter of the agreement and the Parties waive the right to rely on any express provisions not contained in this agreement.

 15.4 Variation and cancellation

No agreement varying or cancelling this agreement shall be effective unless reduced to writing and signed by or on behalf of all the Parties.

 15.5 Waiver

No waiver by a Party of any right under this agreement shall be effective unless reduced to writing and signed by or on behalf of such Party.

 15.6 Indulgences

No indulgences granted by a Party shall constitute a waiver or abandonment of that Party's rights under this agreement; accordingly, that Party shall not be precluded, as a consequence of having granted such indulgence, from exercising any rights against any other Party which may have arisen in the past or which may arise in the future.

 15.7 Cession

Except as specifically contemplated in this agreement, no Party may cede any rights nor delegate any obligations in terms of this agreement without the prior written consent of the other Parties.

 15.8 Costs

 15.8.1 Any costs, including attorney and own client costs, incurred by a Party arising out of the breach by any other Party of any of the provisions of this agreement shall be borne by the Party in breach.

 15.8.2 Each Party shall bear that Party's own legal costs of and incidental to the negotiating, drafting, settlement and preparation of this Agreement.



















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  16.COUNTERPART

This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together with constitute one document.
SIGNED at Johannesburg, South Africa on this the 21st day of October 1997.

 for: HOSKEN CONSOLIDATED INVESTMENTS LIMITED

per: By: /s/ John Copelyn

Director, duly authorised.


SIGNED at Johannesburg, South Africa, on this the 21st  day of October 1997.

for: SOFTLINE LIMITED

per: By: /s/ Ivan Epstein

Director, duly authorised.






































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SCHEDULE 1

SCHEDULE OF SHAREHOLDERS



Domicilia

Chester Industries Ltd


Carlos Dos Santos


Nedbank Nominees Ltd


The Roselyn Jacobs Family Trust


The Alan Bruce Family Trust


The Susan Barbara Family Trust


Tower Hill International Corp


C.A.T. Trust


Sudash (Pty) Ltd


S.V.I. Holdings Inc


Ivan Epstein Family Trust


Steven Cohen Family Trust


Alan Osrin Family Trust